Exhibit 11(a)

Contents

Message from the Group CEO ······ 01

Introduction

1 MUFG Way and Code of Conduct ······ 02

2 Code of Conduct (Main text) ······ 03

3 About the Code of Conduct ······ 05

4 Failure to Abide by the Code of Conduct ······ 06

5 Roles and Responsibilities of Managers ······ 07

Code of Conduct

Chapter 1.

Customer Focus 08

1-1 Honesty and Integrity ······ 09

1-2 Ensuring Quality ······ 10

1-3 Exceeding Customer Expectations ······ 11

Chapter 2.

Responsibility as a Corporate Citizen 12

2-1 Adherence to Laws and Rules ······ 13

2-2 Prevention of Financial Crime ······ 14

2-3 Contributing to Society ······ 16

Chapter 3.

Behaviors in the Workspace 17

3-1 Challenge and Agility ······ 18

3-2 Inclusive and Respectful Working Environment ······ 19

3-3 Protecting MUFG's Assets and Property ······ 20

3-4 Reporting Problem Situations and Seeking Advice ······ 21

(Note : Explanations in each chapter are described in 1 ～ 4 or ●)

Message from the Group CEO

Be an institution of enduring trust

We live in an age of great – and ironic – change.
On one hand, values and viewpoints are rapidly fragmenting in countless new ways. At the same time, digital technology instantly connects people and all manner of things, unrestrained by time and place. Companies today are expected to contend with these dramatic countervailing forces of fragmentation and connection with agility, flexibility, and speed.
In this complex environment, MUFG is determined to fulfill our stated *Purpose* of "Empowering a brighter future" as a trusted force connecting a diverse spectrum of stakeholders around the globe. Placing "Agility" alongside our longstanding *Values* of "Integrity and Responsibility," "Professionalism and Teamwork," and "Challenge" allows us to serve as that force, helping lead society on a constructive path in this transformative new age.
To do this, each of us must connect our own *Purpose* and *Values* to our daily work, creating an individual path of professional and personal fulfillment that leads to a more successful company and a more successful career.
This is why the mindset we call our *MUFG Way* – shaped by clearly defined, shared values – is meant to inform our management decisions and guide our actions.
In this spirit, linking the *MUFG Way* to our stated *Purpose* is the reason for this *Code of Conduct*. It lays stepping-stones composing a path of certainty through uncertain times. It guides our decisions, our day-to-day behavior, and our efforts to do the right thing at all times.
Why is this important? Our foundation is trust. While trust in MUFG is painstakingly built – moment by moment, year by year, through actions you and I take every day – it can be compromised instantly with one bad decision.
Some decisions can be difficult. The path may not always be clear. In these cases, we refer to this *Code* as our guide. To gauge if we are doing the right thing, ask: *Can I explain my choices with honor to my family and friends?*
Please, if you notice anything contravening our standards of conduct in any way, report it immediately to your supervisor or to the Compliance Helpline. Do not hesitate. It is the right thing to do and a sacred responsibility.
MUFG is committed to cultivating an atmosphere where every colleague can speak freely and fearlessly. Your courage is appreciated – encouraged, protected – and the firm is responsible for responding appropriately. No repercussive actions will be taken against a colleague making an honest report to protect what's right.
This *Code* is not just for reading. It is for action – literally. Sustaining the trust of customers and society depends on our conduct at day-to-day work. Thank you for always doing the right thing.

April 2025

H. Kamezawa

Hironori Kamezawa

Member of the Board of Directors, President & Group CEO

01

1 MUFG Way and Code of Conduct

The MUFG Way sets forth the most basic stance of the MUFG Group in the execution of its business activities. It is designed to make each employee aware of the purpose of the Group, and is the guiding principle for all its activities.
The Code of Conduct shows how Group members should make their decisions and act on a daily basis, and is an important part of supporting the MUFG Way.

Values
Purpose
Vision
Code of Conduct

MUFG Way

Purpose

Committed to empowering a brighter future.

Values

1. Integrity and Responsibility
2. Professionalism and Teamwork
3. Challenge and Agility

Vision

Be the world's most trusted financial group

Code of Conduct

Check

"Culture"

Culture is the common set of behaviours and underlying mindsets that shape how people work and interact day to day.* Culture is the character and personality of our organization. It's what makes our business unique and is the sum of our values, traditions, beliefs, interactions, behaviors, and attitudes. This could include, but is not limited to, explicit written documents such as our MUFG Way and Code of Conduct, but more importantly, the shared norms of behavior experienced by colleagues every day and can have a significant influence on the behavior and decision making process of those.

The strength of MUFG "Integrity and Responsibility" has been built by providing safe and secure services, and is one of the shared values among the colleagues of MUFG. At the same time, it is becoming increasingly important to "Challenge" ourselves with "Agility" in which each of us should think, decide and act for oneself and do so swiftly, together demonstrating "Professionalism and Teamwork" in how to respond to the needs of our stakeholders in an era of rapid change. Let's deepen our understanding on the MUFG Way and Code of Conduct, and work together to build a culture that is worthy of "Be the world's most trusted financial group."

*Source: McKinsey & Company – Organisational Health Index.

02

2 Code of Conduct (Main text)

Chapter 1.
Customer Focus

Our customers are at the center of everything we do, and should always be the focus of our thoughts. Our aim should be to win the trust and confidence of our customers at all times. MUFG exists today because of the trust and confidence that customers have placed in us over many years. Our role is to increase and strengthen this bedrock of trust and confidence. Our activities are not driven by the prospect of short-term gains. Instead, we look to build ongoing relationships with our customers to support their long-term growth.

1-1 Honesty and Integrity

Our customers are at the center of everything we do. We strive to act in the best interests of our customers and handle their assets appropriately.

1-2 Ensuring Quality

To build lasting relationships of trust and confidence with our customers, we listen carefully to what our customers are telling us and maintain thorough quality control of all our products and services, from planning and development to provision and subsequent revisions, with a view to further enhance quality.

1-3 Exceeding Customer Expectations

We aim to meet the diverse needs of our customers worldwide, and to provide services that lead transformation and exceed their expectations through the highest standards of professionalism, by leveraging our global network and the consolidated strengths of the entire Group.

Chapter 2.
Responsibility as a Corporate Citizen

As we develop our business globally, we comply with all the domestic and international laws and rules that may apply. We do all we can to maintain stability and confidence in the global financial system, and we contribute to the sound and healthy growth of society. Aware of the responsibility and accountability that each of us has as a member of MUFG, we carry out fair and transparent corporate activities with honesty and integrity, in a manner that supports and strengthens the trust and confidence MUFG has earned from society over many years.

2-1 Adherence to Laws and Rules

In addition to adhering strictly to all domestic and international laws, regulations and rules, we strive to do the right thing based on our strict code of ethics.
Violations of laws or rules damage the vital social infrastructure of the financial system and lead to a loss of trust in MUFG. We strictly abide by all laws and rules relating to our business.

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2-2 Prevention of Financial Crime

We have zero tolerance for supporting or facilitating financial crime or any attempt to circumvent the rules and procedures aimed at preventing financial crime. We take all reasonable steps possible to prevent our products and services from being used by individuals or entities involved in illegal or improper activities such as money laundering and terrorist financing.

2-3 Contributing to Society

We respect the history, cultures, and customs of different countries and regions around the world, and work to contribute to the development of diverse communities and the protection of the environment through our corporate activities and the social volunteer efforts of our colleagues.

Chapter 3.

Behaviors in the Workspace

We strive to respond and adapt promptly to the diversifying and evolving needs of our customers and the rapidly changing environment in which we work. The working environment at MUFG fosters mutual respect, enables individuals to make the most of their abilities as professionals, and maximizes the power of teamwork across regions and different areas of business, encouraging all colleagues to embrace new challenges. We always work to protect and maintain the tangible and intangible assets and property that MUFG has accumulated.

3-1 Challenge and Agility

We maximize the power of teamwork and take advantage of the changing business environment as opportunities to embrace new challenges in new fields. While we strive to enhance our knowledge, expertise, and potential, each of us will think, decide and act for oneself and do so swiftly in order to lead transformation.

3-2 Inclusive and Respectful Working Environment

We value and respect the human rights and diversity of all MUFG colleagues. We do not engage in or tolerate any form of discrimination or harassment or any other behavior that infringes these beliefs.

3-3 Protecting MUFG's Assets and Property

We protect the tangible and intangible assets and property of MUFG and individual Group entities and do not tolerate any behavior that might damage these assets.

3-4 Reporting Issues and Seeking Advice

If you become aware of conduct that contravenes the law, company regulations, the provisions of this Code of Conduct, or any other problem situations, you must promptly report the matter and seek advice from a supervisor, human resources, compliance officer or issue a report via Compliance Helpline arrangements made available by MUFG.

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3 About the Code of Conduct

(1) The Code of Conduct is designed to provide guidance at all times, and in particular, when we find it difficult to know if we are making the right choice. (The Code of Conduct may be supplemented by entity or location specific guidelines, which provide further guidance.)

(2) In situations where you feel uncertain, you should consider the following:

☑	Is the conduct in line with the Code of Conduct and internal or external laws, rules, and regulations?
☑	Am I deceiving myself to rationalize my behavior?
☑	Is there any possibility that others might regard my conduct as inappropriate?
☑	Would I do the same thing to my family or those that are close to me?

(3) All colleagues must undertake training on the Code of Conduct once a year, as a general rule. In addition, each colleague must make an attestation, in a form determined by the relevant Group entity, that he, she or they will abide by the MUFG Code of Conduct.

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Code of Conduct in practice

We expect the Code of Conduct to be acted on in our everyday interactions, but it is sometimes easy just to "do what we have always done", so if you catch yourself or colleagues use the following words or phrases, maybe check if the behaviour needs review.

- *"Everyone is doing it so I am too…"*
- *"This is usually done, this is how we have always done it, this should be acceptable from market practice…"*
- *"It has always been ok, so it should be ok this time too…"*
- *"I have exceptions – it doesn't apply for our division/department/unit"*
- *"There is no turning back now"*

These can be frequently-used phrases when individuals have been influenced by previous experience and perceived accepted normal practices (sometimes called biases). It might take courage to speak up against behaviors that have been accepted for a long time, however those practices which historically were acceptable may now not be acceptable as industry and society evolves. When you become aware of yourself, or notice your colleagues using these phrases, please pause, think and take action following the Code of Conduct.

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4 Failure to Abide by the Code of Conduct

(1) All colleagues must abide by the Code of Conduct, as well as applicable laws, regulations, rules, protocols, procedures, and other guidelines determined by Group MUFG entities. If we have policies that are more restrictive than the Code of Conduct, we must follow those policies. Any conduct that fails to meet these standards may result in disciplinary measures, up to and including termination of employment, in accordance with the employment regulations and other rules established separately by individual MUFG companies. All colleagues may be held personally responsible for conduct that damages the reputation and trust of any MUFG company or damages the company's interests.

(2) All colleagues may also be held responsible and accountable for the action or inaction of others if they fail to take action despite knowing about inappropriate behavior or conduct on the part of others that is likely to have a serious negative impact on the trust or interests of any Group entity, or if they ignore any such conduct despite being in a position of responsibility requiring them to know about it. All colleagues must cooperate in any audit, examination, or investigation conducted related to potential violations of the Code, Company policy, procedures, or guidelines.

(3) In addition, any colleagues' conduct may be reported to the relevant authorities, which could result in a fine, loss of the qualification to work in the financial industry, and/or even imprisonment.

Q A **Would I be treated as breaching the Code of Conduct if I cannot exceed customer expectations or achieve growth which are specified in the Code of Conduct?**

The Code of Conduct contains a mixture of different guidelines. Behaviors like "Honesty and Integrity" and "Prevention of Financial Crime" must be followed at all times. Others, including "Exceeding Customer Expectations" and "Challenge and Agility" are more targets that you should aim towards.

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Conduct Risk

In addition to violation of existing rules (such as regulations), behavior 1) that is contrary to social norms, 2) that contravenes business customs or market practices, or 3) that does not consider the customers' perspective could be detrimental to the interests of stakeholders, such as customers and shareholders, and as a result, could have a negative impact on our corporate value, profit, and reputation. This risk is called "Conduct Risk."

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5 Roles and Responsibilities of Managers

Managers have several additional roles and responsibilities. ("Manager" here refers primarily to all managers with responsibility for leading team members, head of department and head of divisions.)

① Lead by example and be proactive about acting ethically in accordance with the MUFG Way and the Code of Conduct.
② Work to ensure that colleagues under your supervision understand the content of the MUFG Way and the Code of Conduct in a manner appropriate to the respective organization.
③ Foster an environment where all colleagues feel comfortable speaking up to raise concerns when they are struggling to reach a work-related decision, facing a problem, or witness behavior that does not meet the Code of Conduct.
④ Strictly avoid any conduct that could be considered as an abuse of your position/role/authority.
⑤ Take appropriate, timely action when a problem has arisen, either addressing the issue directly or escalating appropriately.

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Managers' role in creating psychological safety

The role of a manager is critical in creating a strong and high performing team, and one area of particular importance when considering the Code of Conduct is for all managers to consistently create a state of high psychological safety.

Psychological safety is "a state of comfort to express your thoughts, opinions, feelings openly to everyone within your organization". This is an environment where you can provide challenge, where you are able to report mistakes without fear of unfair consequences. If you feel safe in the working environment, you will feel empowered to identify and implement change which enables innovative ideas to evolve.

Let's work together to create an open, collaborative and inclusive workspace for everyone.

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Chapter 1.

Customer Focus

Our customers are at the center of everything we do, and should always be the focus of our thoughts. Our aim should be to win the trust and confidence of our customers at all times.
MUFG exists today because of the trust and confidence that customers have placed in us over many years.
Our role is to increase and strengthen this bedrock of trust and confidence.
Our activities are not driven by the prospect of short-term gains.
Instead, we look to build ongoing relationships with our customers to support their long-term growth.

08

1-1 Honesty and Integrity

Our customers are at the center of everything we do. We strive to act in the best interests of our customers and handle their assets appropriately.

1 Acting with Honesty and Integrity

- We place our customers at the center of everything we do. We work fairly and honestly to support our customers' long-term sustained growth.

2 Safeguarding Customer Assets (Including Information)

- We always remain conscious that the cash, securities, and other assets, as well as information entrusted to us by our customers, are their valuable assets.
- We treat our customers' financial assets entrusted to us based on our customers' trust and confidence with the utmost care and ensure that they are properly safeguarded at all times.
- Based on the intentions of our customers, we use and process customer information, only for necessary business processes reasons and within necessary areas, protecting the confidentiality, security and customer privacy of information.

3 Protecting Customer Interests Properly

- To protect the interests of our clients, we act to treat our customers in a fair, ethical, and non-discriminatory manner with honesty and integrity and conduct our business transactions with responsibility and a high level of ethics.
- When conducting business with customers, we are sensitive to the possibility of conflicts of interest between customers or between a customer and an MUFG Group entity. We act appropriately at all times, in line with the guidelines on managing Conflicts of Interest.

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Trust and Confidence Are Not Built in a Day

Our business relies on trust and confidence of our customers.
While trust and confidence cannot be gained in a day, they can be shattered in an instant by a single incorrect action.Therefore, accumulation of sincere actions by each individual is indispensable. By keeping this in mind and practicing it, all officers and employees can create a healthy organizational culture. This awareness must never be forgotten.

Let us take a moment to reflect on whether we behave in manners befitting a member of MUFG, take an interest in those around us and communicate openly and actively, even about the smallest observations. Doing so will contribute to building a healthy organizational culture and, as a result, lead to the early detection of problems.

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1-2 Ensuring Quality

To build lasting relationships of trust and confidence with our customers, we listen carefully to what our customers are telling us and maintain thorough quality control of all our products and services, from planning and development to provision and subsequent revisions, with a view to further enhancing quality.

1 Best Possible Products and Services for Customers

- In order to build trust and lasting positive business relationships with customers, it is important to maintain thorough quality control at all stages during the development and delivery of our products and services.
- Quality control means developing and providing the best possible products and services for customers and ensuring accuracy and safety in all our business dealings.
- To this end, it is important to always keep in mind the following principles:
  ① Clearly define the scope of customers to which products and services are going to be promoted and the needs of customers when planning and developing products.
  ② Ensure that the risks associated with our products and services are understandable and acceptable to the customer.
  ③ Ensure that products and services proposed and provided to customers match their purposes, needs, knowledge, experience, financial capabilities, and other relevant conditions.
  ④ Provide clear and accurate explanations that enable customers to understand the nature and risks of our products and services.
  ⑤ Be fair-minded, courteous, and sincere in all dealings with our customers.

2 Continuous Work to Improve Quality

- We should regularly confirm that our products and services are meeting the needs of our customers, and we work constantly to review and improve the quality of all our products and services.

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What is a true professional

We must conduct our business with fairness and integrity towards our customers, always striving to act in their best interests.

A true professional understands and adapts to changes in society and the external environment, correctly comprehends the laws and rules related to their work and acts accordingly.
Additionally, we must clearly explain important information and provide products and services that are suitable for our customers.

While honing our individual expertise, let us also refine our sensitivity and responsiveness to understand and meet our customers' needs.

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1-3 Exceeding Customer Expectations

We aim to meet the diverse needs of our customers worldwide, and to provide services that lead transformation and exceed their expectations through the highest standards of professionalism, by leveraging our global network and the consolidated strengths of the entire Group.

1 Improving Expertise and Agility

- To provide our customers with the best possible and innovative products and services swiftly, every one of us should work to improve our professional knowledge and expertise along with agility.

2 Leveraging the Consolidated Strengths of MUFG

- From our customers' perspective, MUFG is a single organization. We should aim to provide services that exceed customer expectations by bringing our strengths and capabilities together and acting as an integrated group.

3 Using Our Global Network

- We should use MUFG's global network to provide outstanding products and services that are truly world-class.

Check

What is required in times of change?

It is said to be an era of rapid change. Change is both a risk as well as an opportunity for the business. In times of fast-moving environment, if you are too caught up in past practice or legacy process, it may not always be clear to you what the end state will be and this can make it challenging to know how best to react. In such times, go back and look to ourselves and the purpose of MUFG Group. You should be able to see the direction you need to proceed.

It is essential to respond swiftly and flexibly to changes in order to continue to gain trust and confidence of our customers we have built.

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Chapter 2.

Responsibility as a Corporate Citizen

As we develop our business globally, we comply with all the domestic and international laws and rules that may apply.
We do all we can to maintain stability and confidence in the global financial system, and we contribute to the sound and healthy growth of society.
Aware of the responsibility and accountability each of us has as a member of MUFG, we carry out fair and transparent corporate activities with honesty and integrity, in a manner that supports and strengthens the trust and confidence MUFG has earned from society over many years.

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2-1 Adherence to Laws and Rules

In addition to adhering strictly to all domestic and international laws, regulations and rules, we strive to do the right thing based on our strict code of ethics.
Violations of laws or rules damage the vital social infrastructure of the financial system and lead to a loss of trust in MUFG. We strictly abide by all laws and rules relating to our business, including the following areas:

1 Prohibition of Insider Trading

- Insider trading is illegal in many countries and is strictly regulated, regardless of the amount of money involved. We must not engage in any activity which is or could be perceived to be insider trading.
- We manage material information rigorously and have no involvement in activities that use material nonpublic information to gain illegal profits.

2 Ban on Unfair Trading Practices

- As a participant in a fair, transparent, and free competitive market, we must not have involvement with unfair trading practices (including cartels, abuse of dominant position, and market manipulation).
- We abide strictly with all the laws and rules (including all local tax and compliance requirements) in place to protect fair trading, including firewall regulations and the arm's length rule in the case of intercompany transactions between MUFG entities.

3 Prohibition of Inappropriate Gifts and Hospitality

- Complying with the Global Gifts & Hospitality Procedure, we exercise good judgment and fair dealing to ensure that the giving or receiving of gifts and hospitality with third parties (e.g., clients, vendors) is:
  - For a legitimate business purpose (not to improperly influence business judgment)
  - Reasonable based on the facts and circumstances (not lavish or too frequent)

4 Accurate Recording and Appropriate Disclosure

- We must ensure our business activities (including communication records), as well as financial information, are accurately recorded and properly maintained and managed.
- To ensure that MUFG is properly understood and evaluated in the wider society, it is incumbent on us to ensure that company information is disclosed in a timely and appropriate manner, including financial reports. Concealment or nondisclosure of information damages our trust and reputation. We will not be involved in any inaccurate or inappropriate disclosure of information, or in any attempt to conceal information.

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2-2 Prevention of Financial Crime

We have zero tolerance for supporting or facilitating financial crime or any attempt to circumvent the rules and procedures aimed at preventing financial crime. We take all reasonable steps possible to prevent our products and services from being used by individuals or entities involved in illegal or improper activities such as money laundering and terrorist financing.

1 Preventing Financial Crimes and Misuse of Financial Services

- We remain alert to the possibility that the financial services provided by MUFG on a global basis may be misused to facilitate financial crimes as per below, and do everything in our power to prevent illicit activities involving our products and services such as;
  - Attempted or actual money laundering / terrorist financing
  - Violations of economic sanctions
  - Participation in or promotion of bribery and corruption
  - Facilitation of tax evasion
  - Fraud, which is defined generally as any action through which an individual or entity internationally attempts to secure an unfair or unlawful gain.

2 Anti-Bribery and Corruption("ABC")

- We adhere to the highest standards of ethical conduct and are committed to preventing bribery and corruption. In particular, we prohibit:
  - Offering or giving anything of value[1] to anyone, directly or indirectly, if it is intended or it appears as intended to improperly obtain or retain business advantages
  - Soliciting or accepting anything of value from anyone, directly or indirectly, if it influences or could appear to influence decisions on behalf of MUFG
  - Falsifying or concealing any books, records accounts or other information in connection with MUFG's business.
- We comply with ABC policy requirements that apply to certain activities (e.g., gifts and hospitality, hiring, engagement of intermediaries, donations), especially when they involve public officials.

[1] Anything of value for the purpose of this section will have the definition in the Global ABC Policy.

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3 No Relationships with Criminal Elements

- All relationships with any known criminal elements are strictly forbidden. We work closely with the police, legal counsel, and other relevant external organizations to protect the safety of all our colleagues.

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Learning from failures

Corporate scandals are reported daily in various media, and we must not think that "they have nothing to do with us." In fact, scandals have occurred within MUFG as well. When a failure occurs, we must analyze the root cause, implement recurrence prevention measures, and ensure these measures are thoroughly enforced.

Furthermore, it is crucial to deeply understand the essence and purpose of matters and to maintain a healthy skepticism, asking ourselves, "are we truly adhering to the basic rules we thought we were following?" If you have any doubts, do not keep them to yourself—please speak up.

By humbly learning from the failures of others and our own, by each individual demonstrating risk ownership and by continuously working on improvements and corrections as a team, we can prevent inappropriate incidents and scandals from occurring.

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2-3 Contributing to Society

We respect the history, cultures, and customs of different countries and regions around the world, and work to contribute to the development of diverse communities and the protection of the environment through our corporate activities and the social volunteer efforts of our colleagues.

1 Giving Back to Communities

- As good corporate citizens, MUFG is proactively engaged with local communities and contributes to their development while striving to respect human rights.
- As members of regional communities and the global community, we volunteer actively to take part in activities that make a meaningful contribution to society.

2 Commitment to the Environment

- We work to minimize the environmental impact of our corporate activities, as well as strive to develop and supply products and services that contribute to addressing climate change, environmental conservation and protection, thus contributing to making a sustainable society a reality.

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Addressing environmental and social issues

You may have heard recent industry buzzwords such as "SDGs", "ESG", "Climate change and Carbon neutrality", "Biodiversity" and "Human Rights Protection and Respect" on the daily news.

MUFG is working hard to realize a sustainable future society through the provision of financial products and services, our corporate activities and social contribution activities, starting with priority issues which include Achievement of carbon neutral society and Respect for human rights.

Along with society's increasing interest in sustainability, it looks toward organizations like MUFG to lead the way, so it is important for all of us to consider how we can contribute to customers and society, and take action where we can, no matter how small it may seem. Small daily actions create the biggest change.

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Chapter 3.

Behaviors in the Workspace

We strive to respond and adapt promptly to the diversifying and evolving needs of our customers and the rapidly changing environment in which we work.
The working environment at MUFG fosters mutual respect, enables individuals to make the most of their abilities as professionals, and maximizes the power of teamwork across regions and different areas of business, encouraging all colleagues to embrace new challenges.
We always work to protect and maintain the tangible and intangible assets and property that MUFG has accumulated.

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3-1 Challenge and Agility

We maximize the power of teamwork and take advantage of the changing business environment as opportunities to embrace new challenges in new fields. While we strive to enhance our knowledge, expertise, and potential, each of us will think, decide and act for oneself and do so swiftly in order to lead transformation.

1 Personal Growth

- To provide the best possible products and services for our customers to meet their evolving needs, we strive to think proactively, act agilely and grow professionally.
- We endeavor to improve our individual skills, abilities, and potential, through our work and by conducting training and educational opportunities both inside and outside of MUFG. We proactively support the efforts of all MUFG colleagues toward personal growth.

2 Teamwork

- We share information, skills, and expertise within MUFG and continue to be committed to maximizing the power of teamwork in pursuit of our business.

3 Openness to New Challenges

- Monitoring developments in society and changes in the business environment, we embrace new challenges in the belief that change represents opportunity. We positively support and evaluate colleagues who actively take on challenges.

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Taking Action

No matter how good your thought process and intention is, if you don't actually take action, nothing changes.

It does not matter if the action you take is relatively small. The accumulation of your actions with the right intentions will lead to challenge, change and improvement of the organization.

Have you ever noticed a problem but did nothing about it because you had no instruction from your manager, or because you didn't believe it was the responsibility of you or your team?

In today's rapidly changing environment, where speed is important, the actions of all colleagues are more important than ever. Let's think, decide and act for oneself and do so swiftly.

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3-2 Inclusive and Respectful Working Environment

We value and respect the human rights and diversity of all MUFG colleagues. We do not engage in or tolerate any form of discrimination or harassment or any other behavior that infringes these beliefs.

1 Diversity, Equity and Inclusion (DEI)

- In MUFG Group, employees of diverse races, nationalities, birthplaces, beliefs, religions, genders, sexual orientations, gender identities, gender expressions, ages, disabilities, health conditions work, and any other dimensions in over 50 countries worldwide.
- Diversity is an essential element for MUFG's sustainable growth. A diverse group of colleagues results in broader ideas and a more rewarding work experience.
- We remain inclusive and respect diversified values of all employees. We do not tolerate discrimination, human rights violations or harassment, and provide fair employment opportunities.

2 Healthy and Open Working Environment

- We realize a "healthy" and "open" work environment in which colleagues engage with one another with sincerity and honesty, regardless of position, helping and respecting one another, and are conscious of physical health and psychological safety.

3 Prohibition of Harassment

- Harassment undermines the dignity of the recipient and seriously damages the operations of the organization. We do not commit or tolerate sexual harassment, power harassment (as may be described in the laws of some countries), or any other threatening or hostile behavior, "internally and externally".

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Building on our diverse foundation

MUFG Group sustainable growth and development

Diversity × **Equity** × **Inclusion**

Diversity: Ensure a diverse composition of employees across various elements of difference and invite diverse perspectives

Equity: Everyone is provided with fair opportunities and support.

Inclusion: Everyone is acknowledged, empowered, and mutually enhanced.

We believe that the diversity of each individual allows us to perform at our best when all employees recognize, respect, and uplift one another, while being provided with fair and equal opportunities.

Diversity, Equity & Inclusion is an imperative for MUFG Group to continue providing value to society and our customers, and to achieve sustainable growth and development.

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3-3 Protecting MUFG's Assets and Property

We protect the tangible and intangible assets and property of MUFG and individual Group entities and do not tolerate any behavior that might damage these assets.

- We all use corporate assets for legitimate company business and safeguard them against cyber-related risk, unauthorized access, theft, loss, waste, or abuse. Subject to company policies and applicable law, MUFG may inspect and monitor all use of MUFG technology, facilities, and other assets.
- We protect the confidentiality, security and privacy of information of our colleagues and third parties and use and process information only for necessary business processes reasons and within necessary areas in an authorized and secure manner.
- We do not improperly bring trades secrets from previous jobs, nor do we take internal information out for improper purposes.

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Strict handling of customer information is required

At MUFG we handle a large amount of confidential information, including information about customers and about MUFG. These information assets (intangible assets) must be treated in the same way as tangible assets such as customer's cash.

Some of this information may be particularly sensitive (e.g. Material Non-Public Information, also known as Inside information) and subject to strict laws and regulations on handling and sharing the information.

When handling customer information, it is essential not only to follow policy, procedures and rules, but also to follow the "Need to Know Principle" and properly communicate the appropriate information to the appropriate people.

This helps us to ensure we protect important customer information.

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3-4 Reporting Problem Situations and Seeking Advice

If you become aware of conduct that contravenes the law, company regulations, the provisions of this Code of Conduct, or any other problem situations, you must promptly report the matter and seek advice from a supervisor, human resources, compliance officer or issue a report via Compliance Helpline arrangements made available by MUFG.

- We recognize that it is the responsibility of employees to "Speak up" about problematic incidents. If you suspect there is any problem within the company, you must promptly report the matter to an appropriate person, for example a supervisor or senior manager, or you must use the various compliance helpline arrangements in place across the Group or other means available locally.
- Whether the compliance helpline reporting channels are utilized or not, the person who receives the report or information about any problem will treat it in the strictest confidence and MUFG is committed to ensuring that reporting colleagues do not suffer retaliation or other negative consequences.
- Reports of suspected violations made in good faith, including those made to law enforcement or a governmental agency, will not be subject to any adverse action based on such reporting.

The MUFG Group Compliance Helpline/ Contact information for each region

Nishimura & Asahi (Attention: MUFG Group Compliance Helpline)
(Address) Otemon Tower, 1-1-2 Otemachi, Chiyoda-ku, Tokyo, Japan 100-8124
(Email Address) mufgwhistleblow@nishimura.com
※Please note that the MUFG Group Compliance Helpline may not be available in some countries or regions, for example, due to data protection laws. Please refer to your local Compliance Helpline Policy for details of the escalation routes available to you.

MUFG Audit Committee
(Address) 1-4-5, Marunouchi, Chiyoda-ku, Tokyo, Japan 100-8330
(Email Address) mufg-group-helpline_kansaiinkai_PF@mufg.jp
※MUFG Audit Committee will contact you through an external law office.

Asia For MUFG Bank offices please see: www.MUFGAPACIntegrityLine.com
Americas www.MUFGAmericasIntegrityLine.com
EMEA For MUFG Bank and MUFG Securities offices please see the Whistleblowing Page on Kizuna: Whistleblowing - KIZUNA (kizunamufg.com)

Check

Speak Up

In line with company policies and the Code of Conduct, if you have concerns or questions immediately report it to your supervisor or Compliance Officer or contact the Compliance Helpline. Do not avoid reporting just because you think the matter is small or that maybe you are mistaken.

Maintaining a healthy awareness of potential issues on a daily basis and speaking up without hesitation when something seems wrong can help prevent problems and lead to early self-correction and improvement. Reporting or whistleblowing will not result in any retaliation or other disadvantages for you. The pursuit of whistleblowers is prohibited by internal regulations of each entity, and any violations will be subject to disciplinary action.

MUFG will not permit any negative consequences or retaliation for staff making reports in good faith. Management is responsible for ensuring all reports are appropriately investigated.

21

Mitsubishi UFJ Financial Group,Inc.
Global Compliance Division, Corporate Planning Division
April.2025

Excerpts from MUFG’s Compliance Policy
(English Translation)
(Objective)
Article 1.
The purpose of this policy is to stipulate the fundamental matters related to the compliance framework.
(Amendment and Abolishment)
Article 2.
The amendments and abolishment of this policy shall be determined by the Executive Committee. However, significant amendments related to the responsibilities of the Board of Directors or Member of the Board of Directors as stipulated in this policy require decision of the Board of Directors..
(Definition)
Article 4.

(1)In this policy, “laws and regulations” refers to laws and government ordinances that must be complied in business operations, as well as MUFG’s Articles of Incorporation, Code of Conduct, and other rules, policies and procedures established according to the laws and government ordinances above.
(2)In this policy, "compliance" means understanding the intent and content of laws and regulations correctly and acting appropriately to avoid violating any of them.
(3)In this policy, “affiliates” is a general term for MUFG’s consolidated subsidiaries and affiliated companies accounted for by the equity-method.
(4)In this policy, “MUFG Group” means MUFG and its affiliates.
(Basic Policy and Complianse Standerds)
Article 5.
The "Code of Conduct" shall serve as the basic policy and compliance standards for MUFG.
(Responsibilities of Members of the Board of Directors, Corporate Executives (Shikko Yaku), Executive officers (Shikko Yakuin) and Board of Directors)
Article 6.

(1)Members of the Board of Directors, corporate executives (shikko yaku) and executive officers (shikko yakuin) must execute their duties with the recognition that Compliance is one of the most important management issues, based on the Code of Conduct.
(2)The Board of Directors must establish the necessary framework for compliance and strive to achieve and ensure compliance.
(Responsibility of MUFG Managing Directors)
Article 7.
Managing Directors must implement compliance within their division.

(Responsibility of MUFG Employees)
Article 8.

(1)MUFG employees must ensure compliance while performing their duties, and act in accordance with the “Ethical Framework and Code of Conduct”.
(2)MUFG employees must strive to acquire adequate knowledge of the laws and regulations which are necessary to their business operations.

(Directors in charge of the Global Compliance Division and the Global Financial Crimes Division)
Article 10.

(1)The Directors in charge of the Global Compliance Division and the Global Financial Crimes Division must report matters concerning compliance to the Board of Directors or Executive Committee as necessary.
(2)When there is a risk of an unavoidable conflict of interest with a different division that the director in charge of the Global Compliance Division is also in charge of, to insure the independence of the Global Compliance Division, the managing director of the Global Compliance Division shall report to the President and CEO. The President and CEO will report to the Board of Directors or Executive Committee as necessary. Appropriate action shall also be taken to avoid conflicts of interest in cases other than those mentioned above.
(Division in Charge of Compliance)
Article 11.

(1)The Global Compliance Division is in charge of overseeing the overall compliance framework.
*    *    *

(4)When the Global Compliance Division receives reports of problems or possible problems relating to compliance, or when it discovers such problems itself, it must take necessary actions.
Article 11. ii
The Global Financial Crimes Division is in charge of overseeing the Group’s measures and management systems concerning global financial crimes, including money laundering prevention, economic sanctions measures, and bribery and corruption prevention.
(Person in Change of Complianse Matters)
Article 12.
The head of each business group overseeing compliance in each business group shall be the person in charge of compliance matters of the business group. The person in charge of compliance matters of the business group oversees their business group and is responsible for any compliance related planning and supervision within their jurisdiction.
(Group Chief Compliance Officer)
Article 13.

(1)A Group Chief Compliance Officer (CCO) (primarily the responsibility of the Global Compliance Division and the Global Financial Crimes Division) will be appointed based on Article 19 Paragraph 2 of the Organizational Regulations. When there is no appointed Group CCO, the director overseeing the Global Compliance Division will act as CCO.
(2)The Group CCO (or in cases where there is no Group CCO, the CCO) shall oversee the coordination of division compliance officers (defined in Article 14), the chief compliance officer of each company in the MUFG Group, and any persons filling both those roles, as well as provide necessary guidance, advice and instruction based on the management agreement.
(3)The Group CCO (or in cases where there is no Group CCO, the CCO) can request reports on compliance matters from the specified compliance officers responsible (defined in Article 12).
*    *    *
(Compliance Officers)
Article 14.

(1)A chief manager in each division shall be appointed as compliance officer. Each managing director may appoint a person equivalent to a chief manager as division compliance officer. In such cases, the managing director should report to the Global Compliance Division in the Corporate Center, the compliance officer responsible for each business group (defined in Article 12), or the Global Compliance Division.
(2)The division compliance officer is responsible for the strengthening of compliance in each division and for planning and supervising compliance related issues regarding business matters under their jurisdiction. Furthermore, the compliance officer will carry out duties including the management and compliance checking of documents, gathering information concerning the establishment and revision of laws relating to the duties of each division, working to improve general compliance conditions, and will play a central role in implementing compliance measures in each division.
(Responsibilities of Managing Directors)
Article 15.
When the managing director receives reports of problems or possible problems relating to compliance from the division compliance officer, or when they discover such problems themselves, they must consult with the managing director of the Global Compliance Division as well as provide orders and instructions to the division compliance officer. Furthermore, in each business group, they must report to the compliance officer responsible.
(Compliance Reporting System)
Article 16.

(1)Employees and staff must report to their supervisors and the Compliance Officers stipulated in Article 14 if they discover compliance issues or potential issues.
(2)Those who receive reports must respond sincerely to resolve the issues. Additionally, they must strive to handle the information about the reporter strictly.
(3)When the compliance officers receive reports of or otherwise detect violations of laws and regulations, or possible violations, they must report directly to the Global Compliance Division or the Global Financial Crimes Division and the managing director of their division. In cases where the managing director is involved in inappropriate conduct or behavior (including cases where such involvement is suspected or where a determination as to such involvement is difficult to make), such reports must be made to the Global Compliance Division or the Global Financial Crimes Division.
(4)When a MUFG employee does not wish to report to their senior managers and the division compliance officer due to said officer being complicit in a violation of laws and regulations or the possibility thereof, or when no response or remediation is made despite an employee having made a report, the employee can report directly to the Global Compliance Division. In each business group, reports can be made to necessary parties other than those mentioned above, based on the instructions of the compliance officer responsible (defined in Article 12).
(5)When a report of a problem or possible problem relating to compliance are made, it shall be prohibited to take any action to seek or identify the person who made the report or take any adverse employment action against such person for making the report.

Excerpts from MUFG’s Compliance Manual
(English Translation)

III.Specific issues

(5)Conflicts of interest
When a conflict of interest arises in connection with an operation involving any of the MUFG Group companies, Directors or employees, on one hand, and a customer or other third-party, the Director or employee, the MUFG Group company to which such Director or employee belongs, or any other MUFG Group company, on the other, the MUFG Group company, Director or employee must perform the operation in a proper manner.

Excerpts from MUFG’s Regulations for Corporate Executives
(English Translation)
(Prohibition of Conflict of Interest Transactions)
Article 23.
When Corporate Executives intends to engage in a transaction with the corporation for their own benefit or for the benefit of a third party, they must disclose the material facts concerning such transaction to the Board of Directors and obtain its approval.

Excerpts from MUFG’s Rules of Employment
(English Translation)
(Disciplinary Action)
Article 49.
The company will take disciplinary action when employees take the following prohibited actions:
(17)If an employee violated the rules of employment or any other applicable internal rules.